September 20, 2013

Michael S. Burnett
18215 North 53rd Street
Scottsdale, Arizona 85254

Re:     Conditional Offer of Employment by Avatar Properties Inc. and
AV Homes of Arizona, LLC d/b/a AV Homes (“AV Homes”)

Dear Mike,

I am extremely pleased to extend to you a conditional offer of employment as Executive Vice President & Chief Financial Officer for AV Homes, Inc.

Outlined below are the terms and conditions of employment that we are extending:

Terms of Employment

Your compensation will be based on an annual salary of $275,000, payable bi-weekly ($10,576.92/check) per AV Homes’ policies and procedures and shall be subject to deductions (employment taxes, deductions and withholdings as are required by law or by further agreement with you). Your base salary will be subject to periodic review and adjustment by AV Homes. In addition, you will be eligible to participate in the AV Homes Annual Incentive Bonus Plan with a bonus potential of up to 60% of your base salary upon attainment of the specified level of performance contained within the incentive bonus plan for the year in question beginning with calendar year 2014. The bonus for 2013 will be guaranteed at $50,000 for this time period. The current Plan is based on 70% Individual Performance and 30% Corporate Performance, as determined by the Compensation Committee and the Chief Executive Officer. Bonus payments are made annually following determinations of corporate objectives by the Board of Directors of AV Homes, and you must be employed by AV Homes at the time the payment is made.

Also, if the Compensation Committee of the Board of Directors of AV Homes approves, you will be eligible for an annual equity award in the form of restricted stock as described below. AV Homes will propose that for the 2014 award cycle, you be initially granted shares of restricted stock worth 60% of your base salary with a market value of $165,000. The current restricted stock share award program is a combination of time based vesting (30%) and performance based vesting (70%), as determined by the Compensation Committee from time-to-time. The price of the restricted stock used to determine the number of shares to be issued will be the closing price of the common stock of AV Homes as of the date of grant of such shares. The vesting schedule for all restricted stock, and all other terms and limitations of such grants will be those set forth in the AV Homes Amended and Restated 1997 Incentive and Capital Accumulation Plan (2001 Restatement) (the "ICAP Plan") and in any grant agreement thereunder and may be either time-based or performance-based or both and is subject to the final determination of the board of directors in its sole discretion. In addition, upon approval of the board of directors you will be eligible to participate in a one-time Stock Option grant for key employees being finalized by the Compensation Committee. The award for your position will be 65,000 stock options that will vest ratably over a four year period.

Our employment relationship will be terminable at will. Either you or AV Homes, from a sole discretion standpoint, may terminate your employment at any time for any reason whatsoever.

In addition to the compensation outlined above, as a full-time employee, you are eligible to participate in our benefits program. Some of the benefits will begin as early as the first of the month following one month of completed service.

As a condition of employment, all job applicants must voluntarily submit to a urinalysis test screening within 72 hours of an offer having been made for the presence of illegal drugs and alcohol, which may indicate a potential impaired or unsafe job performance.

Additionally, this offer is conditional upon AV Homes completing its standard background and reference checks.

Should you accept this conditional offer of employment, we will be expecting you to start on or before October 14, 2013, unless a different arrangement is determined and agreed in writing.

Please sign and return a copy of this letter to our HR Department via email at av@hradv.com or via fax at 847-904-1251. At that time we will send the appropriate paperwork needed for the additional background check and drug testing.

If you should have any questions, please do not hesitate to call me 480-214-7402.

Sincerely,
Roger A. Cregg
President &
Chief Executive Officer

Acceptance is hereby acknowledged:

Signature: __/s/Michael S. Burnett_________________________    Date: ___9/24/13_________

8601 N Scottsdale Rd.  Suite 225  | Scottsdale AZ  85253